CDI Corp. Declares Fourth Quarter 2013 Dividend

PHILADELPHIA, Oct. 29, 2013 /PRNewswire/ -- CDI Corp. (NYSE:CDI) today announced that its Board of Directors has authorized a fourth quarter 2013 dividend of $0.13 per share. The dividend is payable on November 26, 2013, to holders of record as of the close of business on November 12, 2013.

About CDI

CDI Corp. is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering & Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) subsidiary. Learn more at www.cdicorp.com.

SOURCE CDI Corp.